Exhibit 99.2

Bitcoin ATMs hit it big

By Digital Banking

November 29, 2022

Bitcoin ATMs are expanding rapidly, as more countries and businesses realize the benefit of installing the device. Currently, there are more than 34,000 ATMs in the U.S., making it the largest market for the devices, followed by Canada with 2,667 and Spain with 262, according to Coin ATM Radar.

Many brands, both big and small, have also begun to embrace bitcoin ATMs, such as Circle K, which has rolled out devices in more than 30 states

“Our stores are woven into the fabric of the neighborhoods we serve, and having crypto available for sale gives them a compelling incentive to visit our stores,” Matt Hieb, vice president of global procurement at Circle K, said in a story on ATM Marketplace. “Our crypto kiosks are positioned well inside the box and are near the cash dispensing ATMs that we have in all of our locations.”

As to why retailers are deploying ATMs, it usually comes down to either payments from the vendor itself and increased foot traffic.

“Our retail partners are guaranteed a flat monthly payment and receive additional foot traffic into the stores as a result of us sending customers to our Bitcoin ATMs,” Brandon Mintz, CEO of Bitcoin Depot, said in an email interview. Bitcoin Depot is responsible for 2,000 ATMs in Circle K.

Other companies have also deployed Bitcoin Depot’s ATMs, including Sampson Bladen Oil Company, based in North Carolina. Mandy Clark, principal at the Sampson Bladen Oil Company, said she looked at multiple Bitcoin ATMs but Bitcoin Depot’s fit her company’s needs the best.

“Our business has grown ever since we partnered with Bitcoin Depot. When we first got the machines in stores, we started to see success from the ATMs in just a couple of months. We noticed continued utilization of them even throughout the pandemic,” Clark said in an email interview. “We have many repeat customers now that may not have come in without the machines in the store. We are planning to add more Bitcoin Depot ATM machines as we add more locations. We are looking forward to continuing this partnership.”

Another reason stores embrace bitcoin ATMs is due to consumer interest in the cryptocurrency itself, and the machines offer an easy way for users to get involved.

“Many customers are curious about how they can purchase crypto, and thanks to some well-positioned information and digital guides on how to use the machines, they have been a big hit,” Hieb said in a story on ATM Marketplace. “Feedback from customers has been well received and overwhelmingly positive as our stores have provided them a convenient destination for crypto purchasing in our stores.”

Despite these successes, one might question how bitcoin ATMs can remain profitable with the recent dip in bitcoin’s value. As of the date of the writing of this article, bitcoin’s value sits at just under $17K, down from $47K year-over-year.

However, Mintz argues it isn’t an issue for Bitcoin ATM vendors.

“Historically, our transaction volumes have never been correlated with the price of Bitcoin. In Q2 of 2022 we had record revenues regardless of the decline in bitcoin price,” Mintz said.

As a result of this growth, Bitcoin Depot plans to go public in 2023.

“We aren’t a public company just yet and anticipate being listed on the NASDAQ in Q1 2023. After our SPAC closes, we plan to focus our growth on consolidating the Bitcoin ATM industry,” Mintz said.